UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 11, 2018

PATTERSON COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-20572	41-0886515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of Principal Executive Offices, including Zip Code)

(651) 686-1600

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 11, 2018, Les C. Vinney, who has been a member of the Board of Directors (the “Board”) of Patterson Companies, Inc. (the “Company”) since December 2008, provided notice that he will continue to serve as a director until the 2018 annual meeting of shareholders, but he does not plan to stand for re-election.

(d) On June 11, 2018, the Board, acting upon the recommendation of its Governance and Nominating Committee, elected Francis (Fran) J. Malecha as the newest member of the Board, effective immediately. Mr. Malecha will serve on the Board’s Compensation Committee and Finance and Corporate Development Committee.

Mr. Malecha will receive compensation payable to non-employee directors serving on the Board as summarized under the caption “Non-Employee Director Compensation” in the Company’s annual proxy statements. There are no familial relationships between Mr. Malecha and any other director or executive officer of the Company. There are no transactions in which Mr. Malecha has an interest requiring disclosure under Item 404(a) of Regulation S-K. Each of our directors is elected to serve until his or her successor is elected or he or she is removed or resigns from office.

The press release announcing the election of Mr. Malecha is furnished as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein.

(e) On June 11, 2018, the Company entered into a Restrictive Covenants, Severance and Change in Control Agreement with each of the following members of its executive leadership team: Kevin M. Pohlman, President of Patterson Animal Health, and Les B. Korsh, the Company’s Vice President, General Counsel and Secretary. Such agreements are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

The agreements provide the executives with certain severance benefits. In connection with a termination of the executive’s employment with the Company without cause (as defined), the executive will receive (A) cash in an amount equal to the sum of (i) one-and-one-half (1.5) times the executive’s then current base salary and (ii) the average of the executive’s annual cash incentive compensation paid under the Company’s Management Incentive Compensation Plan (“MICP”) for each of the last three full fiscal years prior to the year in which the executive’s employment is terminated, (B) cash in an amount equal to his prorated annual cash incentive compensation under the MICP for the fiscal year in which termination occurs based on actual performance through the date of termination, and (C) if timely elected, up to 18 months of Company-paid COBRA benefits. In the event that (x) the executive’s employment with the Company is terminated by the Company without cause (as defined) or (y) the executive resigns his employment for good reason (as defined), in either case within two year immediately following a change in control (as defined), the executive will, in lieu of the above-described severance benefits, receive (A) cash in an amount equal to the sum of (i) two (2) times the executive’s then current base salary and (ii) the executive’s target annual cash incentive compensation under the MICP for the fiscal year in which the executive’s employment is terminated, (B) cash in an amount equal to his prorated annual cash incentive compensation under the MICP for the fiscal year in which termination occurs based on the executive’s target award through the date of termination, and (C) if timely elected, up to 18 months of Company-paid COBRA benefits. In exchange for the severance benefits, the executive must sign and not revoke a waiver and release agreement.

In consideration of the severance benefits and the below-described restricted stock unit award (“RSU”), each executive also has agreed with the Company to certain restrictive covenants including but not limited to post-employment non-compete and non-solicitation provisions for a restricted period (as defined). The restricted period is eighteen (18) months following the voluntary or involuntary termination of executive’s employment for whatever reason; provided, however, that it shall be twenty-four (24) months following (i) the involuntary termination of executive’s employment without cause (as defined) within two (2) years immediately following a change in control (as defined) or (ii) executive’s resignation for good reason (as defined) within two (2) years immediately following a change in control (as defined). Each executive further agreed that the Company may terminate the executive’s right to the unvested RSU, and may require reimbursement to the Company by the executive of any incentive compensation previously paid or vested within the prior 12-month period, in certain circumstances.

Under the terms of the agreements, on June 11, 2018, each executive received a one-time RSU with the value set forth below under the Company’s 2015 Omnibus Incentive Plan that will vest, assuming continued employment, to the extent of 25% of the award on June 11, 2019, 25% of the award on June 11, 2020, and the remaining 50% of the award on June 11, 2021: Mr. Pohlman ($1,250,000) and Mr. Korsh ($1,500,000).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Restrictive Covenants, Severance and Change-in-Control Agreement by and between Patterson Companies, Inc. and Kevin M. Pohlman, dated June 11, 2018.

10.2	Restrictive Covenants, Severance and Change-in-Control Agreement by and between Patterson Companies, Inc. and Les B. Korsh, dated June 11, 2018.

99	Press release of Patterson Companies, Inc., dated June 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON COMPANIES, INC.

Date: June 12, 2018	By:	/s/ Les B. Korsh
Les B. Korsh
Vice President, General Counsel and Secretary

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